EXHIBIT 5.1

[LETTERHEAD OF VINSON & ELKINS]

Vinson & Elkins L.L.P.

2300 First City Tower

1001 Fannin Street

Houston, Texas 77002-6760

November 21, 2003

Chesapeake Energy Corporation

6100 North Western Avenue

Oklahoma City, Oklahoma 73118

Ladies and Gentlemen:

We have acted as counsel for Chesapeake Energy Corporation, an Oklahoma corporation (the “Company”) and certain of its subsidiaries with respect to with the preparation of the Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”) of (i) the offer and exchange by the Company (the “Exchange Offer”) of a maximum of $500,000,000 outstanding aggregate principal amount of its 8.125% Senior Notes due 2011 (the “2011 Notes”) for additional senior notes of the same series as its outstanding 7.75% Senior Notes due 2015 (“2015 Notes”) or its 6.875% Senior Notes due 2016 (“2016 Notes”) and (ii) the guarantees (the “Guarantees”) of certain subsidiaries of the Company listed in the Registration Statement as guarantors (the “Subsidiary Guarantors”) of the 2015 Notes and the 2016 Notes. The 2015 Notes and the 2016 Notes to be issued as described in the Registration Statement are collectively referred to herein as the “Exchange Notes.” The 2015 Notes will be issued under an Indenture dated as of December 20, 2002 among the Company, the Subsidiary Guarantors a party thereto and The Bank of New York, as Trustee (“2015 Indenture”), and the 2016 Exchange Notes will be issued under an Indenture dated as of November 26, 2003 among the Company, the Subsidiary Guarantors a party thereto and The Bank of New York, as Trustee (“2016 Indenture”). The Exchange Offer will be conducted on such terms and conditions as are set forth in the prospectus contained in the Registration Statement to which this opinion is an exhibit.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the 2015 Indenture, (iii) the 2016 Indenture and (iv) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed. In connection with this opinion, we have assumed that (A) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and the Exchange Notes will be issued, (B) sold in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement, (C) the 2016 Indenture will have been duly authorized, executed and delivered by the parties thereto in substantially the form filed as an exhibit to the Registration Statement, (D) the 2015 Indenture has been duly executed and delivered by the indenture trustee and (E) the 2015 Indenture and 2016 Indenture will have been duly qualified under the Trust Indenture Act of 1939, as amended.

Based on the foregoing, we are of the opinion that when the (A) the Company and the Subsidiary Guarantors have taken all necessary corporate, partnership or other action to approve the issuance and terms of the Exchange Notes and Guarantees and (B) Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the 2015 Indenture and the 2016 Indenture and as described in the Registration Statement, (i) the Exchange Notes will be legally issued and will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, and (ii) the Guarantees of the Subsidiary Guarantors will be valid and binding obligations of such subsidiaries that are, or will be parties, to the 2015 Indenture at the time of such issuance and delivery, enforceable against the Company and each such Subsidiary Guarantor in accordance with their terms, except in each case as such enforcement is subject to any applicable bankruptcy, insolvency, reorganization, fraudulent transfer or other law relating to or affecting creditors’ rights generally and general principles of equity.

We express no opinions concerning (a) the validity or enforceability of any provisions contained in the 2015 Indenture or the 2016 Indenture that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law; or (b) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

We are members of the bar of the State of Texas. We have relied as to matters of Oklahoma law on the opinion of Commercial Law Group, P.C., which opinion is also filed as an exhibit to the Registration Statement. The opinions expressed herein are limited exclusively to the federal laws of the United States of America, the laws of the State of New York and, in reliance on the opinion of Commercial Law Group, P.C., the laws of the State of Oklahoma, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our firm name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” By giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/  Vinson & Elkins L.L.P.

2